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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2003 divine, inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30043	36-4301991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
1301 N. Elston Avenue Chicago, Illinois 60622 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (773) 394-6600

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

Asset Purchase Agreement

        On April 9, 2003, divine, inc., a Delaware corporation ("divine"), and certain of its domestic subsidiaries (together with divine, the "Sellers"), executed an Asset Purchase Agreement with dS&MS Newco, Inc., a corporation formed pursuant to the laws of the Cayman Islands (the "Purchaser"), and Golden Private Equity, Inc. (the "Guarantor"). The Asset Purchase Agreement remains subject to the approval of the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the "Bankruptcy Court"), which presides over divine's voluntary petition under Chapter 11 of the Bankruptcy code.

        The transaction contemplates the sale of substantially all the assets primarily used in Sellers' managed services business and software services business (collectively, the "Business"), for approximately $38 million in cash, subject to adjustment as set forth in the Asset Purchase Agreement. In addition, the Purchaser will assume certain liabilities primarily incurred by the Sellers in connection with the Business. The consummation of this transaction is contingent, however, upon the entry of a sale approval order by the Bankruptcy Court.

        This summary of the transaction described above is qualified by reference to the Asset Purchase Agreement, which is incorporated herein by reference and attached as Exhibit 99.1 hereto.

Monthly Operating Report

        On April 15, 2003, divine filed with the Bankruptcy Court its monthly operating report for the period February 25, 2003, through March 31, 2003, in connection with its voluntary petition to reorganize under Chapter 11. A copy of the report is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2003

divine, inc.
By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

divine, inc.

Exhibit Index

Exhibit Number	Description of Exhibit
99.1*	Asset Purchase Agreement, dated April 9, 2003, among divine, inc. and certain of its domestic subsidiaries, dS&MS Newco, Inc., and Golden Gate Private Equity, Inc.
99.2	Monthly Operating Report of divine, inc. for the period February 25, 2003, through March 31, 2003

*
The schedules to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. divine agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule.

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  Item 5. Other Events.
SIGNATURE
Exhibit Index